Exhibit 99.1

Sky Technologies Announces Closing of Upsized Initial Public Offering

Miami, FL, February 14, 2022 – SQL Technologies Corp. (NASDAQ: SKYX) (“Sky Technologies” or “the Company”), a highly disruptive smart platform product technology company, with over 60 U.S. and global patents and patent pending applications, enhancing safety and smart home lifestyle in homes and buildings, today announced the closing of its upsized initial public offering of 1,650,000 shares of its common stock at a price to the public of $14.00 per share. The underwriter has a 30-day option to purchase an additional 247,500 shares.

The gross proceeds from the offering to Sky Technologies, before deducting underwriting discounts and commissions and other offering expenses payable by Sky Technologies, were approximately $23.1 million. The common stock began trading on the Nasdaq stock market on February 10, 2022, under the ticker symbol “SKYX”.

The Benchmark Company acted as sole book-running manager for the offering. Thompson Hine LLP acted as counsel to the Company and Sheppard, Mullin, Richter & Hampton LLP acted as counsel to the underwriter in connection with the offering.

A registration statement relating to the shares sold in this offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 9, 2022. The offering was being made only by means of a prospectus. A final prospectus relating to the offering was filed with the SEC and is available for free on the SEC’s website at https://www.sec.gov. Electronic copies of the final prospectus relating to this offering may be obtained by contacting The Benchmark Company, Attn: Prospectus Department, 150 E. 58th Street, 17th floor, New York, NY 10155, or by calling 212-312-6700, or by emailing prospectus@benchmarkcompany.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sky Technologies

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the standard.

Sky Technologies (NASDAQ: SKYX) has a series of highly disruptive advanced-safe-smart platform technologies, with over 60 U.S. and global patents and patent pending applications. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at https://skyplug.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Management has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While they believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond management’s control. These statements involve risks and uncertainties that may cause the Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Lucas A. Zimmerman

MZ North America

949-259-4987

SKYX@mzgroup.us